Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	June 1, 2004 through June 30, 2004
Payment Date	July 26, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,678,490.63	LIBOR	1.3000%
Principal Collections	$40,894,523.07	Auction Rate	1.4200%
Substitution Amounts	$—	A-1 Note Rate	1.5900%
Yield Maintenance Amount	$—	A-2 Note Rate	1.4200%
Additional Draws	$(18,713,276.55)

Application of Collected Amounts

Applied in the following order of priority:			Factor per 1000
(i)	Enhancer Premium	$103,727.49
(ii)	A-1 Noteholder’s Interest	$999,555.78	0.9995557752
	A-2 Noteholder’s Interest	$89,268.50	0.8926850320
(iii)	Principal Collections to Funding Account	$(0.00)
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,573,879.92
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	A-1 Noteholder’s Principal Distribution	$20,121,457.58	20.12145758
	A-2 Noteholder’s Principal Distribution	$2,012,145.76	20.12145758
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$41,405.70
(x)	Enhancer	$—		Aggregate to Date
(xi)	Interest Shortfalls	$—		$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,573,879.92

Balances				Factor
Beginning A-1 Note Balance			$730,046,823.05	0.7300468231
Ending A-1 Note Balance			$709,925,365.47	0.7099253655
Change			$20,121,457.58	0.0201214576
Beginning A-2 Note Balance			$73,004,682.31	0.7300468231
Ending A-2 Note Balance			$70,992,536.55	0.7099253655
Change			$2,012,145.76	0.0201214576
Beginning Excluded Amount			$—
Ending Excluded Amount			$—
Change			$—
Beginning Pool Balance			$817,050,519.68	0.7427656910
Ending Pool Balance			$794,828,975.29	0.7225644912
Change			$22,221,544.39	0.0202011998
Beginning Principal Balance			$817,050,519.68	0.7427656910
Ending Principal Balance			$794,828,975.29	0.7225644912
Change			$22,221,544.39	0.0202011998
Beginning Certificate Balance			$—
Additional Balance Increase (Draws minus Payments)			$—
Ending Certificate Balance			$—

Delinquencies
#		$
Two statement cycle dates:	21		$1,300,223.18
Three statement cycle dates:	4		$624,332.28
Four statement cycle dates:	4		$144,978.61
Five statement cycle dates:	2		$166,109.69
Six statement cycle dates:	2		$58,154.34
Seven + statement cycle dates:	4		$102,918.93
Foreclosures (included in aging above)	13		$641,727.14
REO	—		$—
Liquidation Loss Amount	2		$41,405.70

Wachovia Bank, National Bank as Administrator

Additional Information
Net WAC Rate	3.30%	Current Net Excess Spread	1.721%
Overcollateralization Target	$13,911,073.27	2 Month Average Net Excess	1.816%
Overcollateralization Amount	$13,911,073.27	3 Month Average Net Excess	1.823%
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	46.034%	Current Liquidation Loss	$41,405.70
Net CPR (1 mo. Annualized)	28.173%	Aggregate Losses	$841,208.04
Draw Rate (1 mo. Annualized)	24.273%	Aggregate Loss %age	0.076%
WAM	203.39	Deficiency Amounts	$—
AGE	29.34	Net Policy Draws	$—
Allocation of Collected Funds		Agg. Substitutions	$—
Interest Collections		Principal Collections
Total Collected	$(3,018,928.35)	Total Collected	$(40,894,523.07)
Servicing Fee	$340,437.72	A-1 Principal	$20,121,457.58
Enhancer Premium	$103,727.49	A-2 Principal	$2,012,145.76
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$999,555.78	Net Draws	$18,713,276.55
A-2 Interest	$89,268.50	Funding Account	$(0.00)
Excess Interest	$1,485,938.87	Net	$(47,643.18)
Net	$—	Previous Funding	$—
		Liquidations	$(40,297.87)
		Excess Interest	$(1,485,938.87)
Stepdown Event?	No	Certificateholder	$1,573,879.92
Condition 1	No	Difference	$0.00
Condition 2	No
Condition 3	No